Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369 Stewart.Lindsay@Bunge.com

www.bunge.com

Bunge Reports First Quarter Results

White Plains, NY — April 23, 2009 — Bunge Limited (NYSE:BG)

•                  High cost inventories and aggressive pricing by competitors pressured fertilizer margins

•                  Soft demand in agribusiness contributed to lower results versus an uncharacteristically strong first quarter in 2008

•                  Expecting solid second-half performance

•                  Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended
	3/31/09	3/31/08	% Change
Volumes (metric tons)	32,251	31,763	2%
Net sales	$9,198	$12,469	(26)%
Total segment EBIT (1)	$(203)	$442	(146)%
Agribusiness	$18	$251	(93)%
Fertilizer	$(262)	$133	(297)%
Edible Oils	$22	$51	(57)%
Milling products	$19	$7	171%

Net (loss) income attributable to Bunge	$(195)	$289	(167)%

(Loss) earnings per common share — diluted (2)	$(1.76)	$2.10	(184)%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income attributable to Bunge, is included in the tables attached to this press release.

(2)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “The start to 2009 was more challenging than expected.  Bunge’s first quarter results reflect this.  Retail fertilizer margins in Brazil suffered from aggressive price reductions by competitors, which drove sales prices below international levels.  Additionally, global demand for soybean meal was soft.  Despite this difficult start, our confidence in a recovery in our markets and a solid performance in the second half of the year remains strong.

“We are working through our higher cost fertilizer inventory, and the supply of fertilizer products in the Brazilian retail channel has been reduced by approximately 30% since the end of 2008 and is approaching historical seasonal levels.  Both of these facts should improve margins as the year progresses.

“Higher commodity prices, resulting from tighter global oilseed stocks, are supporting farmer economics, and should help stimulate sales of fertilizer products in the second half of the year when South America enters its next major planting season.   Since mid-January, the USDA has reduced its estimate for global soybean production by nearly 15 million metric tons mainly due to weather-related production issues in South America.

“Global soybean meal consumption in the first quarter fell by roughly 6% compared to the same period in 2008.  While this figure represents a relative improvement over the 9.5% year-over-year reduction in the fourth quarter of 2008, consumption was slightly lower than expected.  We are, however, seeing signs of stabilization in the poultry and pork industries, and we estimate soybean meal demand for the calendar year to be up about 1% versus 2008.

“Periods of lower demand for our core products have historically been short-lived, and the products and services that we and our industry provide are necessary in all types of economic climates.  Looking ahead, the world will need good harvests in North America in 2009 and South America in 2010 to alleviate tight agricultural commodity supplies and meet recovering demand.  We believe Bunge is well positioned to benefit from these opportunities.”

•                  First Quarter Results

Agribusiness

Higher results in grain origination primarily due to strong soybean demand from China were more than offset by lower results in oilseed processing and distribution.  Weaker global demand for soybean-based products due to poor economic conditions in end markets and substitution by other agricultural commodity products pressured volumes and margins.

Fertilizer

The operating loss in the quarter was due to lower selling prices, higher raw material and finished product inventory costs due to purchases made last year prior to the drop in international prices and lower sales volumes compared to exceptionally strong volumes in the same period last year.  First quarter results included an inventory valuation write-down of $64 million.

Edible Oil Products

Results in the quarter declined primarily due to lower margins in Brazil, which resulted from high cost crude vegetable oil inventories purchased prior to price declines, and aggressive product pricing by competitors.  Results in Europe, while lower than the first quarter 2008, improved significantly from the low levels seen in the second half of last year as high cost inventory was worked through and price increases in certain markets took hold.

Milling Products

Strong results in the quarter were primarily due to higher volumes in both wheat and corn milling.

Financial Costs

Interest expense decreased in the quarter due to lower average debt levels, primarily resulting from the drop in prices of agricultural commodity inventories which led to lower average working capital needs.

Income Taxes

In the quarter, Bunge had an income tax benefit of $34 million compared to a tax expense of $117 million in the same period of last year.  The tax benefit resulted from the operating loss in the quarter.

Cash Flow

Cash used by operations in the first quarter of 2009 was $363 million, driven by losses in the quarter and an increase in working capital resulting mainly from lower accounts payable in the fertilizer business.  This compared to cash used by operations in the same period last year of $353 million.

•                  Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Due to lower than planned first quarter results and a more challenging near term pricing environment in fertilizer, we have revised our 2009 full-year earnings guidance from $6.90 to $7.60 per share to $4.90 to $5.40 per share.  This guidance assumes an effective tax rate range of 22%-26%. This fully diluted per share guidance is based on an estimated weighted average of 138 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on Thursday, April 23, 2009, to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of the first quarter financial results can be found in the “Investor Information” section of our Web site, www.Bunge.com, under “Investor Presentations.”

To listen to the conference call, please dial (877) 857-6149.  If you are located outside of the United States or Canada, dial (719) 325-4779.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 7166459. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “News and Information” link on the Bunge homepage then select “Webcasts and Upcoming Events”.  Click on the link for the “Q1 2009 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day April 23, 2009, and continuing through May 24, 2009.  To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 7166459.  A rebroadcast of the conference call will also be available on the company’s Web site.  To locate the rebroadcast on the Web site, click on the “News and Information” link on the Bunge homepage then select “Audio Archives” from the left-hand menu.  Select the link for the “Q1 2009 Bunge Limited Conference Call”.  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended March 31,		Percent
	2009	2008	Change

Net sales	$9,198	$12,469	(26)%
Cost of goods sold	(9,063)	(11,602)	(22)%

Gross profit	135	867	(84)%
Selling, general and administrative expenses	(294)	(402)	(27)%
Interest income	36	48	(25)%
Interest expense (Note 1)	(67)	(98)	(32)%
Foreign exchange (loss) gain	(19)	7
Other income (expense)-net	(7)	(3)

(Loss) income from operations before income tax	(216)	419	(152)%
Income tax benefit (expense)	34	(117)

(Loss) income from operations after income tax	(182)	302	(160)%
Equity in earnings of affiliates	6	20	(70)%

Net (loss) income	(176)	322	(155)%
Net income attributable to noncontrolling interest	(19)	(33)	(42)%

Net (loss) income attributable to Bunge	(195)	289	(167)%
Convertible preference share dividends	(19)	(19)

Net (loss) income available to Bunge common shareholders	$(214)	$270	(179)%

(Loss) earnings per common share — diluted (Note 2):
(Loss) earnings to Bunge common shareholders	$(1.76)	$2.10	(184)%
Weighted-average common shares outstanding-diluted (Note 2)	121,730,058	137,605,437

Note 1:          Includes interest expense on readily marketable inventories of $7 million and $30 million for the quarter ended March 31, 2009 and 2008, respectively.

Note 2:          There were no weighted average common shares of outstanding stock-based payment awards or weighted average common shares that would be issuable upon conversion of the convertible preference shares, included in the earnings per common share - diluted calculation for the quarter ended March 31, 2009 because they would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2008 includes the dilutive effect of 14,572,628 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended March 31,		Percent
	2009	2008	Change
Volumes (in thousands of metric tons):
Agribusiness	27,633	26,712	3%
Fertilizer	2,061	2,666	(23)%
Edible oil products	1,394	1,391	—%
Milling products	1,163	994	17%
Total	32,251	31,763	2%

Net sales:
Agribusiness	$6,633	$8,863	(25)%
Fertilizer	699	1,191	(41)%
Edible oil products	1,490	1,929	(23)%
Milling products	376	486	(23)%
Total	$9,198	$12,469	(26)%

Gross profit:
Agribusiness	$213	$464	(54)%
Fertilizer	(193)	250	(177)%
Edible oil products	79	117	(32)%
Milling products	36	36	—%
Total	$135	$867	(84)%

Selling, general and administrative expenses:
Agribusiness	$(157)	$(220)	(29)%
Fertilizer	(57)	(75)	(24)%
Edible oil products	(62)	(80)	(23)%
Milling products	(18)	(27)	(33)%
Total	$(294)	$(402)	(27)%

Foreign exchange (loss) gain:
Agribusiness	$(20)	$(6)
Fertilizer	3	9
Edible oil products	(2)	4
Milling products	—	—
Total	$(19)	$7

Equity in earnings of affiliates:
Agribusiness	$(7)	$9	(178)%
Fertilizer	—	1	(100)%
Edible oil products	12	11	9%
Milling products	1	(1)	200%
Total	$6	$20	(70)%

Noncontrolling interest:
Agribusiness	$(7)	$4	(275)%
Fertilizer	(13)	(50)	(74)%
Edible oil products	(4)	(1)	300%
Milling products	—	—	—%
Total	$(24)	$(47)	(49)%

	Quarter Ended March 31,		Percent
	2009	2008	Change
Other income/(expense):
Agribusiness	$(4)	$—
Fertilizer	(2)	(2)
Edible oil products	(1)	—
Milling products	—	(1)
Total	$(7)	$(3)

Segment earnings before interest and tax:
Agribusiness	$18	$251	(93)%
Fertilizer	(262)	133	(297)%
Edible oil products	22	51	(57)%
Milling products	19	7	171%
Total (Note 1)	$(203)	$442	(146)%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$(203)	$442
Interest income	36	48
Interest expense	(67)	(98)
Income tax benefit (expense)	34	(117)
Noncontrolling interest share of interest and tax	5	14
Net (loss) income attributable to Bunge	$(195)	$289

Depreciation, depletion and amortization:
Agribusiness	$(42)	$(45)	(7)%
Fertilizer	(32)	(42)	(24)%
Edible oil products	(17)	(16)	6%
Milling products	(4)	(5)	(20)%
Total	$(95)	$(108)	(12)%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$498	$1,004	$723
Trade accounts receivable	1,939	2,350	3,037
Inventories	4,961	5,653	6,512
Deferred income taxes	348	268	279
Other current assets	3,320	3,901	5,322
Total current assets	11,066	13,176	15,873

Property, plant and equipment, net	3,918	3,969	4,339
Goodwill	324	325	387
Other intangible assets, net	105	107	137
Investments in affiliates	757	761	800
Deferred income taxes	842	864	991
Other non-current assets	1,177	1,028	1,120
Total assets	$18,189	$20,230	$23,647

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$617	$473	$1,151
Current portion of long-term debt	68	78	520
Trade accounts payable	2,976	4,158	4,501
Deferred income taxes	78	104	251
Other current liabilities	2,699	3,261	3,806
Total current liabilities	6,438	8,074	10,229

Long-term debt	2,998	3,032	3,322
Deferred income taxes	124	132	149
Other non-current liabilities	853	864	949

Total Bunge shareholders’ equity	7,111	7,436	8,283
Noncontrolling interest	665	692	715
Total equity	7,776	8,128	8,998
Total liabilities and shareholders’ equity	$18,189	$20,230	$23,647

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
OPERATING ACTIVITIES
Net (loss) income attributable to Bunge	$(195)	$289
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange loss (gain) on debt	120	(160)
Impairment of assets	—	2
Bad debt expense	8	40
Depreciation, depletion and amortization	95	108
Stock-based compensation expense	13	13
Recoverable taxes provision	15	(14)
Deferred income taxes	(133)	(11)
Noncontrolling interest	19	33
Equity in earnings of affiliates	(6)	(20)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	374	(451)
Inventories	603	(480)
Prepaid commodity purchase contracts	(34)	18
Secured advances to suppliers	44	15
Trade accounts payable	(1,155)	356
Advances on sales	(16)	(20)
Unrealized net gain/loss on derivative contracts	265	51
Margin deposits	17	(188)
Accrued liabilities	(136)	(3)
Other—net	(261)	69
Cash used for operating activities	(363)	(353)

INVESTING ACTIVITIES
Payments made for capital expenditures	(112)	(148)
Investments in affiliates	—	(61)
Acquisitions of businesses (net of cash acquired)	(4)	(19)
Related party loans	(52)	(16)
Proceeds from disposal of property, plant and equipment	1	13
Proceeds from investments	30	—
Change in restricted cash	(28)	—
Cash used for investing activities	(165)	(231)

FINANCING ACTIVITIES
Net change in short-term debt with maturities of 90 days or less	(38)	165
Proceeds from short-term debt with maturities greater than 90 days	507	514
Repayments of short-term debt with maturities greater than 90 days	(328)	(125)
Proceeds from long-term debt	98	462
Repayment of long-term debt	(133)	(607)
Proceeds from sale of common shares	—	3
Dividends paid to preference shareholders	(19)	(22)
Dividends paid to common shareholders	(23)	(21)
Dividends paid to noncontrolling interest	(8)	(62)
Other	(26)	—
Cash provided by financing activities	30	307
Effect of exchange rate changes on cash and cash equivalents	(8)	19
Net decrease in cash and cash equivalents	(506)	(258)

Cash and cash equivalents, beginning of period	1,004	981
Cash and cash equivalents, end of period	$498	$723

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment earnings before interest and tax (“EBIT”) is Bunge’s consolidated net (loss) income attributable to Bunge that excludes interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net (loss) income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net (loss) income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net (loss) income:

	Quarter Ended March 31,
(In millions)	2009	2008
Total segment EBIT	$(203)	$442
Interest income	36	48
Interest expense	(67)	(98)
Income tax benefit (expense)	34	(117)
Noncontrolling interest share of interest and tax	5	14

Net (loss) income attributable to Bunge	$(195)	$289

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities.  Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency.  Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories.  Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories.  Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.  Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	March 31,	December 31,	March 31,
(In millions)	2009	2008	2008
Short-term debt	$617	$473	$1,151
Long-term debt, including current portion	3,066	3,110	3,842
Total debt (1)	3,683	3,583	4,993
Less:
Cash and cash equivalents (1)	498	1,004	723
Marketable securities	18	14	31
Net financial debt	3,167	2,565	4,239
Less: Readily marketable inventories	2,562	2,619	3,609
Net financial debt less readily marketable inventories	$605	$(54)	$630

(1)  Includes total debt of $1 million, $11 million and $16 million as of March 31, 2009, December 31, 2008 and March 31, 2008, respectively, and cash and cash equivalents of $301 million, $574 million and $384 million as of March 31, 2009, December 31, 2008 and March 31, 2008, respectively, relating to Fosfertil.